PROSPECTUS SUPPLEMENT
(To Prospectus dated October 20, 1999, as supplemented by the Prospectus Supplement dated March 8, 2000)


                         1,595 NEW FELINE PRIDESSM
                            CENDANT CORPORATION


        This is an offering of 1,595 new FELINE PRIDES of Cendant
Corporation, a Delaware corporation. The new FELINE PRIDES consist of units referred to as new Income PRIDES and new Growth PRIDES.

        Pursuant to a stipulation of settlement agreement we have entered, the material terms of which are described in the base prospectus dated October 20, 1999, the court issued an order approving the issuance of up to 24,631,234 rights to authorized claimants under the settlement agreement. Those rights were first distributed on March 14, 2000. Pursuant to a court order dated July 10, 2000, on July 27, 2000, we issued an additional 1,387,00 rights which may be exercised for up to 924,667 new FELINE PRIDES.

        Pursuant to a court order dated February 22, 2000, 2,392 additional rights are being issued to authorized claimants in accordance with the settlement agreement.

        Investing in the new FELINE PRIDES involves risks. See "Risk Factors" beginning on page 17 of the base prospectus.

        Two new Income PRIDES or two new Growth PRIDES will be issued by us upon the exercise of three rights, which have been issued in accordance with the settlement agreement, and other consideration, as further described in the base prospectus.

        This prospectus supplement updates our base prospectus dated October 20, 1999, as supplemented by the prospectus supplement dated March 8, 2000. This prospectus supplement is not complete without the base prospectus, as supplemented, and should be read in conjunction therewith. This prospectus supplement is qualified by reference to the base prospectus, as supplemented, except to the extent that the information contained herein supersedes the information contained therein. We have not authorized anyone to deliver or use this prospectus supplement without the base prospectus, as supplemented.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement, the prospectus supplement dated March 8, 2000 or the base prospectus to which they relate. Any representation to the contrary is a criminal offense.


           The date of this prospectus supplement is January 16, 2001.

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SM Service Mark of Merrill Lynch & Co., Inc.